Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

COX RADIO REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS

ATLANTA, May 7, 2008 — Cox Radio, Inc. (NYSE: CXR) today reported financial results for the three-month period ended March 31, 2008.

Financial highlights (in thousands, except per share data and percentages) are as follows:

	Three Months Ended March 31,
	2008	2007
Net revenues	$97,802	$100,753	(2.9)%
Station operating income (1)	36,158	37,825	(4.4)%
Station operating income margin (2)	37.0%	37.5%	—
Operating income	$25,144	$28,051	(10.4)%
Net income	12,809	13,533	(5.3)%
Net income per common share – diluted	$0.14	$0.14	—
Free cash flow (3)	21,944	20,240	8.4%

(1)	Station operating income is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (GAAP). Please see the attached table for a reconciliation to operating income, the most directly comparable GAAP financial measure.
(2)	Station operating income margin is station operating income as a percentage of net revenues.
(3)	Free cash flow is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation to net income, the most directly comparable GAAP financial measure.

Robert F. Neil, President and Chief Executive Officer, commented, “We continue to outperform our markets, as well as the radio industry, from a revenue perspective despite the tough environment that all advertising-based media are facing. I’m particularly pleased that we were able to control our expenses during the quarter and grow our free cash flow by more than 8%. As the overall economic outlook remains uncertain, we are focused on striking the right balance of cost control and prudent investment spending for the future. I remain optimistic that our strategic investment decisions will serve us well in the longer-term.”

Operating Results – First Quarter 2008

Net revenues for the first quarter of 2008 were $97.8 million, down 2.9% from the first quarter of 2007. Local revenues decreased 4.3% and national revenues decreased 3.6%, each as compared to the first quarter of 2007. These decreases were partially offset by an increase in other revenues, including Internet and other non-traditional revenues, which increased 12.5% as compared to the first quarter of 2007. Our stations in Houston, Birmingham, Long Island and Tulsa delivered strong revenue growth during the first quarter of 2008. The revenue growth at these stations, however, was more than offset by results of our stations in Atlanta, Orlando, Miami, Tampa and Richmond, where net revenues were down for the quarter.

Cost of services is comprised of expenses incurred by our technical, news and programming departments. For the first quarter of 2008, cost of services increased $0.8 million, or 3.3%, over the prior-year quarter. This increase was primarily due to additional costs associated with programming talent and programming rights.

Selling, general and administrative expenses are comprised of expenses incurred by our sales, promotion and general and administrative departments. These expenses decreased $1.0 million, or 2.3% as compared to the first quarter of 2007. For the first quarter of 2008, increased costs associated with additional restricted stock awarded under our Long-Term Incentive Plan (LTIP) were more than offset by a decrease in sales commissions and bonuses, as compared to the first quarter of 2007.

Corporate general and administrative expenses increased $0.7 million, as compared to the first quarter of 2007, due to additional costs associated with restricted stock awarded under our LTIP during the first quarter of 2008.

Operating income for the first quarter of 2008 was $25.1 million, a $2.9 million decrease from the first quarter of 2007 for the reasons discussed above.

Interest expense during the first quarter of 2008 decreased $1.9 million, or 32.6%, when compared to the first quarter of 2007 due to a lower overall borrowing rate. The average interest rate on our credit facility was 4.4% during the first quarter of 2008 and 6.0% during the first quarter of 2007.

Income tax expense decreased approximately $0.3 million to $8.5 million in the first quarter of 2008 as compared to the first quarter of 2007. This decrease primarily related to the decrease in income over the same period. Our overall effective tax rate was 39.9% for the first quarter of 2008 and 39.4% for the first quarter of 2007.

Net income for the first quarter of 2008 was $12.8 million, a decrease of $0.7 million from the first quarter of 2007. This decrease was attributable to the various factors discussed above.

Other Matters

In January 2005, we acquired an option to purchase five radio stations serving the Athens, Georgia market. In January 2008, we exercised this option, and in February 2008, we entered into a definitive asset purchase agreement to acquire the original five radio stations subject to the option and an additional station in Washington, Georgia. The aggregate $60 million purchase price for the stations will be reduced by the $12 million we previously paid to the sellers and is subject to other customary closing adjustments. Pending regulatory approvals, we expect to close the acquisition in the third quarter of 2008.

As of March 31, 2008, Cox Radio’s Board of Directors had authorized three share repurchase programs through which Cox Radio, from time to time, may repurchase shares of its Class A common stock in the open market or through privately negotiated transactions, with the amount and timing of repurchases to be determined by the company’s management. The original $100 million program was authorized in August 2005, and final purchases under this program were made in August 2007. The second and third $100 million programs were authorized in May 2007 and March 2008, respectively. Repurchased shares are held in treasury, and we may commence, suspend or terminate repurchases at any time, without prior notice, depending on market conditions and various other factors.

During the first quarter of 2008, we repurchased 3.3 million shares of common stock for an aggregate purchase price of approximately $38.9 million, including commissions and fees. As of March 31, 2008, we had purchased a total of approximately 14.7 million shares under all of our repurchase programs for an aggregate purchase price of approximately $191.4 million, including commissions and fees, at an average price of $13.04 per share. Approximately $108.6 million remained authorized as of March 31, 2008.

Cox Radio is one of the largest radio companies in the United States based on revenues. Upon the completion of all announced transactions, Cox Radio will own, operate or provide sales or marketing services for 86 stations (71 FM and 15 AM) clustered in 19 markets, including major markets such as Atlanta, Houston, Miami, Orlando, San Antonio and Tampa. Cox Radio shares are traded on the New York Stock Exchange under the symbol: CXR.

Cox Radio will host a teleconference to discuss its financial results on Wednesday, May 7th at 3:00 p.m. Eastern Time. To access the teleconference, please dial (973) 582-2854 ten minutes prior to the start of the call. The teleconference will also be available via live webcast on the investor relations portion of our website, located at www.coxradio.com. If you cannot listen to the teleconference at its scheduled time, a replay of the teleconference will be available through Wednesday, May 14, 2008, which can be accessed by dialing (800) 642-1687 (U.S.) or (706) 645-9291 (Int’l), passcode 41964321. The webcast will also be archived on our website for 30 days.

Forward-Looking Statements

Statements in this release, including statements relating to any earnings or revenue projections, are “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are statements that relate to future plans, earnings, objectives, expectations, performance, and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. These factors include competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to political events, competition for audience share, our success in executing and integrating acquisitions, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, and other risk factors described from time to time in Cox Radio’s filings with the Securities and Exchange Commission, including Cox Radio’s Annual Report on Form 10-K for the year ended December 31, 2007. Cox Radio assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.

Contact:
Analysts and Investors	Analysts, Investors, Press or Media
Neil Johnston	Dru Ortega
Vice President & Chief Financial Officer	Brainerd Communicators, Inc.
Cox Radio, Inc.	212-986-6667
678-645-4310	Ortega@braincomm.com

COX RADIO, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
Net revenues:
Local	$68,804	$71,924
National	20,589	21,354
Other	8,409	7,475

Total revenues	97,802	100,753

Operating expenses:
Cost of services (exclusive of depreciation and amortization shown below)	23,618	22,868
Selling, general and administrative	40,329	41,282
Corporate general and administrative	5,967	5,307
Depreciation and amortization	2,701	3,025
Other operating expenses, net	43	220

Operating income	25,144	28,051

Other income (expense):
Interest expense	(3,861)	(5,729)
Other items, net	27	—

Income before income taxes	21,310	22,322

Current income tax expense	4,888	5,527
Deferred income tax expense	3,613	3,262

Total income tax expense	8,501	8,789

Net income	$12,809	$13,533

Net income per share - basic
Net income per common share	$0.15	$0.14

Net income per share - diluted
Net income per common share	$0.14	$0.14

Weighted average basic common shares outstanding	87,703	95,101

Weighted average diluted common shares outstanding	88,342	95,568

Selected Balance Sheet Data - Unaudited

(In thousands)

	March 31, 2008	December 31, 2007
Cash	$1,491	$2,009
Total assets	1,993,196	1,997,364

Amounts due to Cox Enterprises, Inc.	19,166	16,602
Long-term debt(1)	340,000	320,000
Total liabilities	862,909	843,124
Total shareholders’ equity	1,130,287	1,154,240

(1)	Consists of amounts borrowed under our revolving credit facility that currently expires in July 2011.

Supplemental Cash Flow Disclosures—Unaudited

(In thousands)

	Three Months Ended March 31,
	2008	2007
Net cash provided by operating activities	$19,370	$26,142
Net cash used in investing activities	(4,453)	(2,908)
Net cash used in financing activities	(15,435)	(24,731)

Capital expenditures	1,621	1,624
Cash paid during the period for interest	4,129	5,889
Cash paid during the period for income taxes	6,183	5,319

Use of Non-GAAP Financial Measures

Cox Radio utilizes certain financial measures that are not calculated in accordance with GAAP to assess its financial performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that: (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. The non-GAAP financial measures used in this release are station operating income, station operating income margin and free cash flow.

•	Station operating income is operating income excluding other operating expenses, net, depreciation and amortization, non-cash compensation expense and corporate general and administrative expenses.

•	Station operating income margin is station operating income as a percentage of net revenues calculated in accordance with GAAP.

•

Free cash flow is net income plus deferred income tax expense, other operating expenses, net, depreciation and amortization and non-cash compensation expense, minus capital expenditures, and adjusted to eliminate other items, net and other non-recurring items.

Cox Radio’s management believes that station operating income, station operating income margin and free cash flow provide useful data to evaluate Cox Radio’s overall financial condition and operating results and the means to evaluate our radio stations’ performance and operations. Management also believes that these measures are useful to an investor in evaluating our performance because they are commonly used financial analysis tools for measuring and comparing media companies. In addition, management uses these measures to evaluate individual radio station and market-level performance, as well as our overall operations. Station operating income and free cash flow should not be considered as alternatives to operating income or net income as indicators of Cox Radio’s financial performance. Free cash flow should not be considered an alternative to net cash provided by operating activities as a measure of liquidity. Each of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

The following table reconciles operating income, from Cox Radio’s financial statements presented in accordance with GAAP, to station operating income, a non-GAAP financial measure.

	Three Months Ended March 31,
	2008	2007
	(Unaudited) (In thousands)
Operating income	$25,144	$28,051
Adjustments:
Other operating expenses, net	43	220
Depreciation and amortization	2,701	3,025
Non-cash compensation expense	3,676	1,824
Corporate general and administrative (excludes $1.4 million and $0.6 million of non-cash compensation expense for the three-month periods ended March 31, 2008 and 2007, respectively)	4,594	4,705

Station operating income	$36,158	$37,825

The following table reconciles net income, from Cox Radio’s financial statements presented in accordance with GAAP, to free cash flow, a non-GAAP financial measure.

	Three Months Ended March 31,
	2008	2007
	(Unaudited) (In thousands)
Net income	$12,809	$13,533
Adjustments:
Deferred income tax expense	3,613	3,262
Other items, net	(27)	—
Other operating expenses, net	43	220
Depreciation and amortization	2,701	3,025
Non-cash compensation expense	3,676	1,824
Capital expenditures	(1,621)	(1,624)
Non-recurring item:
Proceeds from insurance recovery	750	—

Free cash flow	$21,944	$20,240